PRIVILEGED AND CONFIDENTIAL
                                                   ---------------------------



Dear

     Alexander & Baldwin, Inc. (the "Company") considers it essential to the best interests of the Company and its shareholders to encourage the continued employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distrac-tion of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's top management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     To persuade you to remain in the employ of the Company and in considera-tion of your agreement set forth in Section 2(b) hereof, the Company agrees that you will receive the severance benefits set forth in this letter agreement, dated ___________, 20____ (the "Agreement") in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2(a) hereof) under the circumstances described below.

     If you are or become an officer of a subsidiary of the Company, whether or not you are also an employee of the Company, any reference herein to your employment by the Company shall be deemed to include such subsidiary.

     1.   Term and Operation of Agreement.  This Agreement shall commence on
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the date hereof and shall continue in effect through ___________, 20___;
provided, however, that commencing on ___________, 20___ and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a "change in control of the Company" (as defined in Section 2(a) hereof) shall have occurred during such term.

     2.   Change in Control.  (a) No benefits shall be payable hereunder unless
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there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 3 below. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company in fact is required to comply with Regulation 14A thereunder; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (defined, for purposes of this Agreement, as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (defined, for purposes of this Section 2, as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; (ii) at least a majority of the Board ceases to consist of (a) individuals who have served continuously on the Board since the date hereof and (b) new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who shall at that time have served continuously on the Board since the date hereof or whose election or nomination was previously so approved; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities; or (iv) the stock-holders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least a majority of the board of directors of which or of any parent thereof is comprised of individuals who comprised the Board immediately prior to such sale or disposition. Notwithstanding the foregoing, a change in control of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

          (b) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (i) the Company enters into an agreement the consummation of which would result in the occurrence of a change in control of the Company; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (iii) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (iv) the Board adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company until the earliest of
(i) a date which is six (6) months from the occurrence of such potential change in control of the Company, (ii) the termination of your employment by reason of Disability or Retirement, as defined in Subsection 3(i) hereof, or (iii) the occurrence of a change in control of the Company.

     3.   Termination Following Change in Control.  If any of the events
          ---------------------------------------
described in Section 2(a) hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in
Section 4 hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death,
(b) by the Company for Cause or Disability or (c) by you other than for Good Reason. For purposes of this Agreement, your employment shall be deemed to have been terminated following a change in control by the Company without Cause or by you with Good Reason, if (i) your employment is terminated by the Company without Cause prior to a change in control of the Company (whether or not a change in control of the Company ever occurs) and such termination was at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a change in control of the Company, (ii) you terminate your employment for Good Reason prior to a change in control of the Company (whether or not a change in control of the Company ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such person, or (iii) your employment is terminated by the Company without Cause or by you for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a change in control of the Company (whether or not a change in control of the Company ever occurs).

            (i)   Disability; Retirement.  Termination by the Company of your
                  ----------------------
     employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis for six consecutive months, as a result of your incapacity due to physical or mental illness, unless within 30 days after Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full-time performance of your duties. Termination by you of your employment based on "Retirement" shall mean termination in accor-dance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

           (ii)   Cause.  Termination by the Company of your employment for
                  -----
     "Cause" shall mean termination upon (A) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or such actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this paragraph and specifying the particulars thereof in detail.

          (iii)   Good Reason.  You shall be entitled to terminate your employ-
                  -----------
     ment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following occurring subsequent to a change in control of the Company or prior to a change in control of the Company under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 3 hereof (treating all references in paragraphs (A) through (F) below to a "change in control of the Company" as references to a "potential change in control of the Company"), unless, in the case of any act or failure to act described in paragraph (A), (D), or (F) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                  (A) the assignment to you of any duties inconsistent with your position, duties and status with the Company immediately prior to a change in control of the Company; a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a change in control of the Company; the failure to provide you with substantially the same perquisites which you had immediately prior to a change in control of the Company, including but not limited to an office and appropriate support services; or a change in your titles or offices as in effect immediately prior to a change in control of the Company, or any removal of you from or any failure to reelect you to any of such positions;

                  (B) a reduction by the Company in your base salary as in effect on the effective date of this Agreement or as the same may be increased from time to time;

                  (C) the Company's requiring you to be based anywhere other than the metropolitan area in which your office is located immediately prior to a change in control of the Company, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

                  (D) the failure by the Company to continue in effect any benefit, pension or compensation plan, employee stock ownership plan, savings and profit sharing plan, stock option plan, life insurance plan, medical insurance plan or health-and-accident plan in which you are participating, or in which you are entitled to participate, immediately prior to a change in control of the Company (the "Company Plans"); unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a sub-stantially equivalent basis, both in terms of the amount or timing of payment of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the change in control of the Company; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy immediately prior to a change in control of the Company;

                  (E) the failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contem-plated in Section 5 hereof; or

                  (F) any purported termination of your employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

     Your right to terminate your employment pursuant to this paragraph shall not be affected by your incapacity due to physical or mental illness, and your right to terminate your employment pursuant to this paragraph shall not be limited by your agreement contained in Section 2(b) hereof. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (iv) Notice of Termination.  Any purported termination by the
                       ---------------------
     Company pursuant to paragraph (i) or (ii) above or by you pursuant to paragraph (iii) above shall be communicated by written Notice of Termina-tion to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employ-ment under the provision so indicated.

                  (v)   Date of Termination.  "Date of Termination" shall mean
                        -------------------
     (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), and (B) if your employment is terminated pursuant to paragraphs
     (ii) or (iii) above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to paragraph (ii) above shall not be less than 30 days, and in the case of a termination pursuant to paragraph (iii) above shall not be more than 60 days, from the date such Notice of Termination is given); provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute given by you only if such notice is given in good faith and you pursue the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice of dispute was given (including, but not limited to, base salary, bonus and incentive compensation), and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this paragraph (v). Amounts paid under this paragraph (v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     4.   Compensation Upon Termination or During Disability.
          --------------------------------------------------
          (a) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and all compensa-tion and benefits payable under all compensation, benefit and insurance plans until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Company's long-term disability plan or other insurance programs then in effect and the Company Plans.

          (b) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to you under this Agreement.

          (c) If your employment by the Company shall be terminated by the Company other than for Cause or Disability or by you for Good Reason, then you shall be entitled to the benefits provided below:

          (i) the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termina-tion is given; or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to you through the Date of Termination under the terms of the Company's compensation, benefit and insurance plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to you, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

          (ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth day following the Date of Termina-tion, a lump sum severance payment (together with the payments provided in Subsections 4(c) (iii), (iv), (v) and (vi), the "Severance Payments") equal to two times the sum of (A) your annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (B) the highest annual amount paid to you (or awarded to you, if such amount has not yet been paid) as bonus compensation during or in respect of any of the three calendar years preceding the year in which the Date of Termination occurs or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason.

          (iii) notwithstanding any provision of the Deferred Compensation Plans, the Company shall pay you in one sum in cash not later than the fifth day following the Date of Termination, the sum of all amounts to which you are entitled under the Deferred Compensation Plans whether upon termination of your employment or otherwise, provided that in determining the amounts to which you are entitled under the Excess Plan, SERP and Executive Survivor Plan, the provisions of said plans relating to a change in control shall be applied on the basis that the change in control of the Company did not provide as a prerequisite to the consummation of the change in control that the employer responsibilities under said plans are to be assumed by the successor organization;

          (iv) notwithstanding any provision of any annual or long term incentive plan to the contrary, the Company shall pay to you in one sum in cash not later than the fifth day following the Date of Termination, an amount equal to the sum of (A) any incentive compensation which has been awarded or allocated for any completed fiscal year or other measuring period preceding that in which the Date of Termination occurs but has not yet been paid, and (B) a pro rata portion of the aggregate value of all contingent awards to you for all uncompleted periods under such plans calculated by multiplying for each such award, (1) a fraction, the numerator of which shall be the number of full months elapsed during the period for such award prior to the Date of Termination, and the denominator of which shall be the total number of months contained in such period, by (2) the amount of the award which would have been payable to you following completion of such period at the "TARGET" (fully competent) level of performance as described in the plan documents and the individual objective development worksheets;

          (v) in lieu of shares of common stock, without par value, of the Company (the "Shares") issuable upon the exercise of options ("Options"), if any, granted to you under any stock option or other plan of the Company (which Options shall be canceled upon the making of the payment referred to below), you shall receive in one sum in cash not later than the fifth day following the Date of Termination an amount equal to the product of
     (A) the difference (to the extent that such difference is a positive number) obtained by subtracting the per Share exercise price of each Option held by you, whether or not then fully exercisable, from the higher of (X) the closing price of Shares, as reported on the automated quotation system operated by the National Association of Security Dealers, Inc. on the Date of Termination (or the last trading date prior thereto), or
     (Y) the highest price per Share actually paid in connection with any change in control of the Company, and (B) the number of Shares covered by each such Option.

          (vi) in addition to the retirement benefits to which you are entitled under any tax-qualified, supplemental or excess benefit pension plan maintained by the Company and any other plan or agreement entered into between you and the Company which is designed to provide you with supplemental retirement benefits (collectively, the "Retirement Plans"), the Company shall pay to you in one sum in cash not later than the fifth day following the Date of Termination, an amount equal to the excess of
     (A) over (B), where (A) equals the actuarial equivalent of the retirement benefits (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the second anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) to which you would have been entitled under the terms of the Retirement Plans (without regard to (x) any offset thereunder for severance allowances payable hereunder or (y) any amendment to the Retirement Plans made subsequent to a change in control of the Company and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits under the Retirement Plans), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) two additional years of continuous service thereunder at your highest rate of earnings (as defined in the Retirement Plans) during the year immediately preceding the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof; and where (B) equals the actuarial equivalent of the total retirement benefits (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) to which you are entitled pursuant to the provisions of the Retirement Plans; and for purposes of this paragraph (vi), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Alexander and Baldwin, Inc. Excess Benefits Plan
     (or any successor thereto (the "Excess Plan")) immediately prior to the change in control, except that if you have not attained age sixty-five
     (65), any reduction for early retirement shall be determined using factors appropriate for the lesser of age sixty-five (65) or your then age plus two (2) years, and the provisions of the Excess Plan notwithstanding the early retirement reduction factors used shall be those applicable to participants of the Pension Plan who terminate employment after age fifty-five (55);

          (vii) in the event that you become entitled to the Severance Pay-ments, if any of the Severance Payments will be subject to the excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to you an addi-tional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income and employment tax and Excise Tax upon the payment provided for by this Subsection 4(c)(vii), shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by you in connection with a change in control of the Company (as defined in Section 2(a) hereof) or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any "person" (as defined in Section 2(a) hereof) whose actions result in a change in control of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 28OG(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 28OG(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 28OG(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 28OG(b)(4)(B) of the Code, in excess of the "base amount" (as such term is defined in section 28OG(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of section 28OG(b)(1) of the Code (after applying clause (i), above), and
     (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of your termination of employment, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction
     (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by you with respect to such excess) at the time that the amount of such excess is finally determined. You and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments; and

          (viii) the Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within five (5) business days after delivery of your written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

          (d) Unless you are terminated for Cause, the Company shall maintain or cause to be maintained in full force and effect, for your continued benefit, for a period of two years, all health and welfare benefit plans to include life insurance, health insurance and dental insurance, in which you participated or were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of such two-year period, you will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans or programs. Benefits otherwise receivable by you pursuant to this Section 4(d) shall be reduced to the extent benefits of the same type are received by or made available to you during the two-year period following your termination of employment (and any such benefits received by or made available to you shall be reported by you to the Company); provided, however, that the Company shall reimburse you for the excess, if any, of the cost of such benefits to you over such cost immediately prior to the Date of Termination or, if more favorable to you, the first occurrence of an event or circumstance constituting Good Reason.

          (e) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 (other than Section 4(d) hereof) be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, by offset against any amount claimed to be owed by you to the Company, or otherwise.

     5.   Successors; Binding Agreement.  (a) The Company will require any
          -----------------------------
successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     6.   Notice.  For the purposes of this Agreement, notices and all other
          ------
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States regis-tered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7.   Miscellaneous.  No provision of this Agreement may be modified,
          -------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Hawaii.

     8.   Validity.  The invalidity or unenforceability of any provision of
          --------
this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9.   Counterparts.  This Agreement may be executed in several counter-
          ------------
parts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10.  Arbitration.  Any dispute or controversy arising under or in connec-
          -----------
tion with this Agreement shall be settled exclusively by arbitration in Honolulu, Hawaii, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                Sincerely,

                                ALEXANDER & BALDWIN, INC.



                                By __________________________________
                                   John F. Gasher
                                   Vice President


Agreed to as of the
_____ day of ___________, 20____.



______________________________